Exhibit 99.1
Scott Humphrey Joins Heska's Board of Directors
LOVELAND, Colo., June 13, 2017 /PRNewswire/ -- Heska Corporation (NASDAQ: HSKA) (News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, announced that Scott Humphrey has joined the Company's Board of Directors (the "Board").
Mr. Humphrey has been the President & CEO of One Hope United, a multi-state non-profit focused on children and family support and education services, since August 2015. Mr. Humphrey was formerly Vice Chairman, Head of U.S. Industrial Banking and Head of U.S. Mergers & Acquisitions for BMO Capital Markets Corp., where he worked from 2007 to 2015. He was an investment banker with Deutche Bank Securities from 1997 to 2007, where he was a Managing Director focused on mergers & acquisitions.
"I am impressed by the growth Heska has achieved in the past few years and the Company's go to market strategy," Mr. Humphrey commented. "I am confident we will find ways to further enhance stockholder value going forward."
"I expect Scott's extensive experience in mergers & acquisitions will serve us well as we contemplate opportunities to expand our business here at Heska," said Kevin Wilson, Heska's Chief Executive Officer and President. "I look forward to his contributions in the coming months."
In addition to joining Heska's Board, Mr. Humphrey has been named a member of the Board's Audit and Compensation Committees.
About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include blood testing instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company's core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.
Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: using past results, including trends, to predict future outcomes, including financial results and customer behavior; risks that future strategic transactions may destroy rather, than enhance, stockholder value or may not come to fruition at all; reliance on key personnel; competition; the potential negative impact of litigation; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the three months ended March 31, 2017.